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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 24, 2000

                                 METROCALL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 Delaware                                        0-21924                                54-1215634
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(State or other jurisdiction of incorporation )           (Commission File Number)          (I.R.S. Employer Identification No.)

  6677 Richmond Highway, Alexandria, Virginia                                                   22306
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   (Address of principal executive offices)                                                   (Zip Code)

       Registrant's telephone number, including area code: (703) 660-6677


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Item 5 - Other Events.

     On July 24, 2000, the board of directors of Paging Network, Inc. rejected Metrocall's previously announced July 18, 2000 proposal to acquire PageNet. The PageNet board stated that it would not engage in discussions or communications with Metrocall regarding the proposal because it did not view Metrocall's proposal to be a superior proposal under the terms of its merger agreement with Arch Communications Group, Inc. Also on July 24, 2000, PageNet consented to the entry of an order for relief in its Chapter 11 proceeding in the U.S. Bankruptcy Court for the District of Delaware.

     On Friday, August 4, 2000, Metrocall filed a motion in the Bankruptcy Court requesting that the court terminate PageNet's exclusivity period so as to permit Metrocall to expeditiously submit a competing plan of reorganization in the Chapter 11 reorganization cases of PageNet and its operating subsidiaries. Metrocall also stated in its motion that its July 18, 2000 proposal remains open.

     A hearing on Metrocall's motion is currently set for August 21, 2000. Metrocall has had, and may continue to have, discussions with representatives of PageNet creditors and shareholders regarding its motion.

ANY SECURITIES TO BE ISSUED PURSUANT TO THE METROCALL PROPOSAL WILL BE ISSUED PURSUANT TO APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM. INVESTORS ARE URGED TO READ THE RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES & EXCHANGE COMMISSION AND/OR THE BANKRUPTCY COURT WHICH WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY TRANSACTION INVOLVING METROCALL. INVESTORS CAN OBTAIN ANY DOCUMENT FILED WITH THE COMMISSION FOR FREE AT THE COMMISSION'S WEB SITE, HTTP://www.SEC.GOV.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      METROCALL, INC.



                                      By: /S/ VINCENT D. KELLY
                                          -----------------------
                                          Vincent D. Kelly
                                          Chief Financial Officer and Treasurer

Date:  August 11, 2000



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